SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report: January 28, 2003
(Date of earliest event reported)

TIVO INC.
(exact name of registrant as specified in its charter)

Delaware	Commission File: 000-27141	77-0463167
(State or other jurisdiction of incorporation or organization)		(I.R.S. Employer Identification No.)

2160 Gold Street
P.O. Box 2160
Alviso, California 95002
(Address of Principal executive offices, including zip code)

(408) 519-9100
(Registrant’s telephone number, including area code)

ITEM 5.    OTHER EVENTS

During the period beginning on December 30, 2002 and ending on January 28, 2003, we temporarily reduced the conversion price of our 7% Convertible Senior Notes due 2006 from $3.99 to $3.70 per share, pursuant to the indenture governing the notes, in order to induce early conversions and thereby simplify our capital structure and reduce future cash coupon payment obligations. During this period, $22,701,000 principal amount of the $43,151,000 outstanding principal amount of the notes were converted into an aggregate of 6,135,400 shares of our common stock. The reduced conversion price resulted in 445,936 shares of common stock being issued in addition to the 5,689,464 shares of common stock that would have been issuable upon conversion of the $22,701,000 principal amount of notes at $3.99 per share.

We have entered into a registration rights agreement with the holders of 375,216 of the additional shares issued upon conversion of the notes which were “restricted securities” as defined by Rule 144 under the Securities Act of 1933, as amended. Pursuant to this registration rights agreement, we have agreed to use our best efforts to file with the Securities and Exchange Commission a shelf registration statement covering the resale of the 375,216 additional restricted shares within 30 days after January 28, 2003 and to use our best efforts to cause that registration statement to be declared effective as promptly as practicable. We have agreed to use our best efforts to keep this shelf registration statement continuously, subject to certain blackout periods, effective until the earlier of the sale under the registration statement of all transfer restricted securities (as defined in the registration rights agreement) or two years after the date on which we issued the notes from which these shares were converted.

The exact terms of the registration rights that we have granted are contained in the registration rights agreement attached as exhibit 99.1 to this Current Report on Form 8-K and incorporated by reference in this report. The description of the registration rights set forth in this report does not purport to be complete and is qualified in its entirety by the provisions of the registration rights agreement.

ITEM 7.	FINANCIAL STATEMENT, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

(c)  Exhibits

Exhibit Number	Description

99.1	Registration Rights Agreement, dated as of January 24, 2003, by and between TiVo Inc. and the holders signatory thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TIVO INC.

Date: January 30, 2003	By:	/s/ DAVID H. COURTNEY
David H. Courtney Chief Financial Officer and Executive Vice President Worldwide Operations and Administration (Principal Financial and Accounting Officer)

EXHIBIT INDEX

Exhibit Number	Description

99.1	Registration Rights Agreement, dated as of January 24, 2003, by and between TiVo Inc. and the holders signatory thereto.